Exhibit 10.2

CONSULTING AGREEMENT

THIS AGREEMENT made and entered into as of the 12TH day of October, 2004.

B E T W E E N:

FIRSTBINGO.COM
a company incorporated under the4 laws of
the State of Nevada, in the United States of
America;

("FirstBingo.com")

OF THE FIRST PART

- and -

CHARLES DEBONO
of the City of Toronto
in the Province of Ontario;

(the "Consultant")

OF THE SECOND PART

RECITALS:

WHEREAS:

A.     FirstBingo.com carries on the business consisting primarily of computer software programming and consulting services business in all its forms (the "Business");

B.     FirstBingo.com wishes to retain the Consultant to perform certain consulting and other services on its behalf, in connection with the Business and the Consultant has agreed to be so retained, on and subject to the terms and conditions set out in this Agreement;

NOW THEREFORE in consideration of the mutual covenants set out in this Agreement and for other good and valuable consideration (the receipt and sufficiency whereof is hereby irrevocably acknowledged by each of the parties hereto) hereby agree as follows:

ARTICLE 1 - APPOINTMENT AND SERVICES OF THE CONSULTANT

1.1     Appointment

FirstBingo.com hereby agrees to retain the services of the Consultant and the Consultant agrees to be so retained, on and subject to the terms and conditions set out in this Agreement.

1.2     Services

During the therm of this Agreement, the Consultant shall, subject to the authority of the President of FirstBingo.com, be responsible for:
(a)	providing consulting services and advice with respect to the general management, supervision and conduct of the Business;
(b)	advising and reporting to the President of FirstBingo.com, in connection with the performance of his duties and advising the President, in connection with the general operations of FirstBingo.com; and
(c)	such further and other positions, responsibilities, duties and authority as may, from time to time, be agreed upon as between the President and the Consultant.

Nothing herein shall be deemed to impose any responsibility on the Consultant for the day-to-day operations or management of FirstBingo.com.

1.3     Time and Attention

During the term of this Agreement, the Consultant agrees that he shall devote sufficient time and attention to the due and proper performance of his duties, pursuant to the provisions of this Agreement and faithfully and diligently serve and endeavour to further the interests of FirstBingo.com, provided however that nothing herein shall be deemed to require the Consultant to devote any specific number of hours per day to the duties of the Consultant hereunder.

ARTICLE 2 - REMUNERATION AND REIMBURSEMENT OF THE CONSULTANT

2.1     Remuneration

During the term of this Agreement, in consideration of the services rendered by the Consultant, the Consultant shall receive compensation in the form of share certificate(s), registered in his name or as requested, for 35,000 shares of restricted Common Stock of FirstBingo.com.

2.2     Expenses

FirstBingo.com is not obliged to pay any expenses or out-of-pocket disbursements incurred by the Consultant in furtherance of or in connection with the Business of FirstBingo.com, nor is FirstBingo.com obliged to reimburse the Consultant for any such expenses.

ARTICLE 3 - CONFIDENTIALITY/NON-SOLICITATION/NON-COMPETITION

3.1     Confidentiality

The Consultant acknowledges that, in the course of carrying out his respective duties hereunder, he will have access to and will be entrusted with confidential information and trade secrets regarding the present and contemplated services, processes, techniques, procedures, products, lines of merchandise, suppliers and customers of FirstBingo.com, the disclosure of any of which would be highly detrimental to the best interests of FirstBingo.com. The Consultant, therefore, acknowledges and agrees with FirstBingo.com that all such confidential records, material and information and all trade secrets concerning the business and affairs of FirstBingo.com obtained by the Consultant shall remain the exclusive property of FirstBingo.com. Further, during the term of this Agreement and at any time thereafter, the Consultant shall not divulge the contents of such confidential records or any such confidential information or trade secrets to any person, firm or corporation other than to FirstBingo.com's authorized employees and the Consultant shall not, following termination of this Agreement for any reason, use the contents of such confidential records or such confidential information or trade secrets for any purpose whatsoever. The restrictions contained in this paragraph shall not apply to any information, records or material, which is now or hereafter becomes part of, the public domain through no fault of the Consultant.

3.2     Non-Solicitation

The Consultant hereby agrees that he will not at any time during the term of this Agreement and for a period of three (3) years thereafter, divulge to any person, firm or corporation the name of any customer of FirstBingo.com (other than in the ordinary course of FirstBingo.com's business) or solicit, interfere with or endeavour to entice away from FirstBingo.com any customer or any person, firm or corporation in the habit of dealing with FirstBingo.com or interfere with or entice away any employee of FirstBingo.com or any contractor providing services to FirstBingo.com.

3.3     Non-Competition

The Consultant shall not, without the prior written consent of FirstBingo.com, during the term of this Agreement or for a period of Three (3) years following the termination of the services of the Consultant pursuant to this Agreement, either individually or in conjunction with any other person, as principal, agent, partner, co-venturer, shareholder (except as a holder of less than 10% of the shares of publicly-traded corporation), investor, advisor, consultant, officer, director, employee or otherwise in any manner whatsoever, direct or indirectly, become engaged in or interested in or associated in any manner with any business in the Municipality of Metropolitan Toronto or within the three mile radius of the Municipality of Metropolitan Toronto, which is the same as or similar to or competitive with the business carried on by FirstBingo.com. For the purposes of this Section 3.3, a business that is "the same as or similar to or competitive with business carried on by FirstBingo.com" means a business that supplies or services middleware software. For greater certainty, it is agreed that the current business of FirstBingo.com is not the same as or similar to or competitive with the business carried on by FirstBingo.com.

ARTICLE 4 - TERM

4.1     Term

This Agreement shall be effective from the date of execution hereof and shall continue in full force and effect for Six (6) months, unless earlier terminated in accordance with the provisions hereof.

4.2     This engagement is part-time, and a such, Consultant will provide the services when and as requested by FirstBingo.com from time to time at mutually agreeable times and places. Consultant shall be free to provide services to other companies during the Term of this engagement, provided that such services do not conflict with, or impair Consultant's ability to provide consulting services to FirstBingo.com.

4.3     Termination for Legally Justifiable Cause

Notwithstanding anything to the contrary provided for in this Agreement, the President of FirstBingo.com may, at his option, terminate this Agreement without notice to the Consultant and without pay in lieu of notice for any legally justifiable cause, which would entitle FirstBingo.com at laws to terminate the services of the Consultant without either notice or pay in lieu of notice, including, without limitation:
(a)	wilful conduct materially prejudicial to FirstBingo.com's business or wilful disobedience of FirstBingo.com's orders in a matter of substance;
(b)	breach of the provisions of Section 3.1 or 3.2 of this Agreement;
(c)	in the event that the Consultant commits an act of fraud or moral turpitude; or
(d)	if the Consultant dies or, through bona fide illness, physical or mental, is unable to attend to his duties contemplated herein, for a period of three (3) months,

providing that in the case of paragraphs (a), (b) or (c) hereof, FirstBingo.com has provided the Consultant with not less than fifteen (15) days prior written notice specifying the relevant breach and such breach shall not have been cured within fifteen (15) days thereafter.

4.4     Automatic Termination

Notwithstanding anything to the contrary provided for in this Agreement, this Agreement shall automatically terminate without notice to the Consultant and without pay in lieu of notice.

ARTICLE 5 - GENERAL CONTRACT PROVISIONS

5.1     Independent Contractor

The parties acknowledge and agree that the Consultant is acting as an independent contractor in carrying out his obligations pursuant to the terms of this Agreement and it is acknowledged and agreed that any employees or agents of the Consultant shall be deemed or construed to be acting in such capacity and not as employees or agents of FirstBingo.com.

5.2     Severability

In the event, that any provision of this Agreement or part thereof shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts thereof shall be and remain in full force and effect. If, in any judicial proceeding, any provision to this Agreement is found to be so broad as to be unenforceable, it is hereby agreed that such provision shall be interpreted to be only so broad as to be enforceable.

5.3     Entire Agreement

This Agreement constitutes the entire Agreement between the parties hereto with reference to the retainer of the Consultant by FirstBingo.com.

5.4     Notices

All notices, requests, demands or other communications by the terms of this Agreement required or permitted to be given by one party to another shall be given in writing by personal delivery, by telefax or other facsimile transmission or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:
a)	to the Consultant at:

1894 Applewood Avenue Innisville, Ontario L9S 1W2

	Telephone:	(705) 627-4700
	Telefax:	1 (866) 925-3408

b)	to FirstBingo.com at:

488 Huron Street Toronto, Ontario M5R 2R3

	Telephone:	(416) 281-3335
	Telefax:	(416) 281-0558

or at such other address as may be given by any of them to the others in writing from time to time and such notices, requests, demands or other communications shall be deemed to have been received when delivered, if so delivered, on the date of transmission, if sent by telefax or facsimile transmission, or if mailed, five (5) days following the day of the mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received five (5) days following the resumption of normal mail service.

5.5     Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

5.6     Time of Essence

Time shall be of the essence of this Agreement and of every part hereof.

5.7     Assignment, Binding Effect

The Consultant may not assign this Agreement, without the prior written consent of FirstBingo.com, which consent may be unreasonably withheld notwithstanding any present or future law to the contrary. Subject to the provisions of this Agreement, this Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns.

5.8     Counterparts

This Agreement may be executed by telefax and in counterpart, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement on the date first above written.

FIRSTBINGO.COM
Per:	/s/ Richard Wachter
Richard L. Wachter
President

Per:	/s/ Thomas Sheppard
Thomas M. Sheppard
C.E.O.

/s/ Thomas Sheppard	/s/ Charles Debono
Witness	CHARLES DEBONO